STATE OF TENNESSEE

COUNTY OF RUTHERFORD

Limited Power of Attorney

Know all men by these presents that the undersigned, Julia W. Powell, of Murfreesboro, Tennessee, does hereby make, constitute and appoint Ann S. Benson as my true and lawful attorney-in-fact for me and in my name, place and stead, and on my behalf and for my use and benefit authorizing her to solely:

Sign any Securities and Exchange Commission ("SEC") documents reporting the purchase or sale of the equity securities of National HealthCare Corporation from time to time, including but not limited to SEC Forms 3, 4 and 5. This Power of Attorney shall lapse upon my resignation or termination as a director or officer of National HealthCare Corporation.
Date: 11/6/02	s/Julia W. Powell

Sworn to and certified before me, a Notary Public in and for said County and State, on this the 6th day of November, 2002.

s/Barbara Harris
Notary Public at Large, Rutherford County, TN

My Commission Expires: 8/18/2003